Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
EXCO Resources, Inc.:
We consent to the incorporation by reference in the registration statement Form S-8 (Nos. 333-177900, 333-159930, 333-156086, 333-132551, 333-146376 and 333-189262) and Form S-3 (Nos. 333-169253, 333-192898, 333-193660, 333-195126, 333-203549, 333-207166, and 333-208379) of EXCO Resources, Inc. and subsidiaries (the Company) of our report dated March 16, 2017, with respect to the consolidated balance sheets of EXCO Resources, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, cash flows, and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10‑K of EXCO Resources, Inc.
Our report on the consolidated financial statements dated March 16, 2017, contains an explanatory paragraph that states the consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, probable failure to comply with a financial covenant in its credit facility as well as significant liquidity needs, raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of that uncertainty.
(signed) KPMG LLP
Dallas, Texas
March 16, 2017